The National Security Group, Inc. 661 East Davis Street Post Office Box 703 Elba, Alabama 36323

PRESS RELEASE

FOR IMMEDIATE RELEASE

For Additional Information: Contact Brian R. McLeod - Chief Financial Officer @ (334) 897-2273 Ext. 241.

Elba, Alabama (February 25, 2005)—The National Security Group, Inc. (Nasdaq: NSEC) today announced its financial results for the year ended December 31, 2004. Total revenues for the year increased 13.1% to $63,246,000 compared to $55,917,000 for 2003. Leading the increase in total revenue was a fourth consecutive year of sequential double-digit growth in insurance premiums earned which increased 11.5% in 2004 to a Company record $52,985,000 compared to $47,536,000 for the year 2003. Net income for the year declined 23.9% to $3,113,000, or $1.26 per share, compared with net income of $4,090,000, or $1.66 per share for 2003. Third quarter losses from Hurricane Ivan were the primary reason for the decline in net income. Losses and related expenses from Hurricane Ivan reduced 2004 net income by approximately $3,611,000 or $1.47 per share.

	Three Months Ended December 31		Year Ended December 31
	2004	2003	2004	2003
Premium Earned	$13,113,000	$13,187,000	$52,985,000	$47,536,000
Investment Income	1,018,000	826,000	4,328,000	4,137,000
Realized Investment Gains	507,000	701,000	2,162,000	1,416,000
Revenues from Leasing Operations	567,000	403,000	2,459,000	1,433,000
Other Income	315,000	353,000	1,312,000	1,395,000

Total Revenues	15,520,000	15,470,000	63,246,000	55,917,000

Net Income	$1,238,000	$1,082,000	$3,113,000	$4,090,000

Net Income Per Share	$0.50	$0.43	$1.26	$1.66

The National Security Group, Inc., through three wholly owned subsidiaries, offers a range of personal lines life, accident and health, property and liability insurance in twelve states. The Company is listed on the NASDAQ National Market under the symbol: NSEC.

Contact:	Brian McLeod, Treasurer The National Security Group, Inc. P.O. Box 703 Elba, Alabama 36323